AEP Industries Inc. Completes Acquisition Of Webster Industries

Transaction Diversifies and Strengthens AEP Product Portfolio and Enhances AEP's Position in the Plastics Industry

SOUTH HACKENSACK, N.J., Oct. 14, 2011 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company") today announced that it has completed its acquisition of substantially all of the assets and specified liabilities of Webster Industries ("Webster"), a national manufacturer and distributor of retail and institutional private label food and trash bags, in a cash transaction valued at approximately $25.9 million, subject to a post-closing working capital adjustment. As previously announced, AEP has financed the transaction through a combination of cash on hand and availability under its revolving credit facility.

Founded in 1957, Webster has operations in Montgomery, Alabama and sold 93 million pounds of product with recorded net sales of $145 million in 2010. Webster's product lines include high value-added food contact products, which consist of food storage and freezer bags with a resealable zipper, bags with a slider close, fold top and twist tie food storage and sandwich bags, and conventional trash bag products.

"Through the acquisition of Webster, we have strengthened and diversified our portfolio by establishing a solid position in the private-label plastics market," said Brendan Barba, Chairman, President and Chief Executive Officer of AEP Industries. "In addition to the significant cross selling potential afforded by this transaction, we expect to benefit from solid cost savings achieved through improved resin purchasing to deliver enhanced value to our customers and shareholders. We welcome Webster's employees to the AEP team and look forward to working together to capitalize on this new opportunity for growth."

About AEP Industries Inc.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

About Webster Industries

Webster Industries is a full-line supplier of private label and branded trash bags, containers and food bags, including reclosable zipper bags to retailers and distributors throughout the country. Headquartered in Peabody, MA, Webster has been manufacturing and marketing high quality products since 1957, with manufacturing operations in Montgomery, Alabama.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with the operations of Webster Industries, realizing the anticipated synergies of the Webster Industries acquisition, resin and product pricing, volume, resin availability, the Company's liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis, and other risks as described in the Company's annual report on Form 10-K for the year ended October 31, 2010 and other subsequent reports, filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

Contact
Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com